Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GreenPlex Services, Inc. (a development stage company):

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated April 5, 2010, relating to the balance sheet of GreenPlex Services, Inc. (a development stage company) (the “Company”) as of December 31, 2009 and the related statements of operations, stockholders’ equity and cash flows for the period from September 2, 2009 (inception) through December 31, 2009, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

April 8, 2010